Independent Auditors' Report

Board of Trustees and Shareholders
Vestaur Securities, Inc.


We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Vestaur Securities,

Inc., as of November 30, 2003, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 2003 by correspondence with the custodian. As to securities purchased or sold but not yet received or delivered, we performed other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Vestaur Securities, Inc., as of November 30, 2003, the

 results of its operations, changes in its net assets and financial highlights for each of the years described above in conformity with





Boston, Massachusetts
January 9, 2004